UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 1)

Simon DeBartolo Group, Inc. (n/k/a SPG Properties Inc.)

(Name of Issuer)

$.0001 par value common stock

(Title of Class of Securities)

828805101

(CUSIP Number)

Attn: Arthur D. Wolfcale, General Counsel
The Edward J. DeBartolo Corporation (n/k/a NID Corporation)
100 DeBartolo Place
Youngstown, Ohio 44512
(330) 729-9800

(Name, Address and Telephone Number of Person Authorized
to Receive Notices and Communications)

September 24, 1998

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box   ☐.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

CUSIP No. 828805101

1	Names of Reporting Persons Rues Properties, Inc. I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization New Jersey

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) CO

CUSIP No. 828805101

1	Names of Reporting Persons Cheltenham Shopping Center Associates I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Pennsylvania

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) PN

CUSIP No. 828805101

1	Names of Reporting Persons EJDC LLC I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Delaware

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) OO

CUSIP No. 828805101

1	Names of Reporting Persons Great Lakes Mall LLC I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Delaware

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) OO

CUSIP No. 828805101

1	Names of Reporting Persons NIDC LLC I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Delaware

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) OO

CUSIP No. 828805101

1	Names of Reporting Persons Rues Properties LLC I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Delaware

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) OO

CUSIP No. 828805101

1	Names of Reporting Persons Estate of Edward J. DeBartolo I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Ohio

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) OO

CUSIP No. 828805101

1	Names of Reporting Persons Edward J. DeBartolo, Jr. I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization United States Citizen

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) IN

CUSIP No. 828805101

1	Names of Reporting Persons Lisa M. DeBartolo Revocable Trust I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Ohio

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) OO

CUSIP No. 828805101

1	Names of Reporting Persons Tiffanie Lynn DeBartolo Revocable Trust I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Ohio

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) OO

CUSIP No. 828805101

1	Names of Reporting Persons Nicole Anne DeBartolo Revocable Trust I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Ohio

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) OO

CUSIP No. 828805101

1	Names of Reporting Persons Cynthia R. DeBartolo I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization United States Citizen

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) IN

CUSIP No. 828805101

1	Names of Reporting Persons DeBartolo LLC I.R.S. Identification No. of Above Persons (entities only)

2	Check the Appropriate Box if a Member of a Group (see Instructions)	(a) ☐
(b) ☒

3	SEC use only

4	Source of Funds (see Instructions) 00

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) OR 2(e)	☐

6	Citizenship or Place of Organization Delaware

	7	Sole Voting Power
Number of		0
Shares
beneficially	8	Shared Voting Power
owned by		0
each
Reporting	9	Sole Dispositive Power
person with		0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check box if Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions)	☐

13	Percent of Class Represented by Amount in Row (11) 0	☐

14	Type of Reporting Person (see Instructions) OO

CUSIP No. 828805101

     This Amendment No. 1 (the “Final Amendment”) constitutes the final amendment of the statement on Schedule 13D filed on August 20, 1996 (the “Initial Statement”), on behalf of the parties listed on the signature pages to this Final Amendment (the “Reporting Persons”), relating to the common stock, par value $.0001 per share (the “Common Stock”) of Simon DeBartolo Group, Inc., a Maryland corporation (“SDG”).

     This Amendment No. 1 constitutes a joint statement on Schedule 13D filed on behalf of the Reporting Persons pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Item 1.	Security and Issuer

No amendment to Item 1.

Item 2.	Identity and Background

No amendment to Item 2.

Item 3.	Source and Amount of Funds or Other Consideration

No amendment to Item 3.

Item 4.	Purpose of Transaction

Item 4 is amended as follows:

     On September 24, 1998, SPG Merger Sub, Inc. was merged with and into SDG, with SDG being the surviving corporation and SDG became a wholly owned subsidiary of Corporate Property Investors, Inc. (“CPI”), a Delaware corporation (the “Merger”). Pursuant to the Merger (i) CPI was renamed Simon Property Group, Inc. (the “Simon Group”) and (ii) each issued and outstanding share of SDG’s common stock, class B common stock, and class C common stock was converted into the right to receive shares of the Simon Group’s common stock, class B common stock and class C common stock, respectively. In addition, upon the consummation of the Merger, each partnership unit of the Simon Property Group, L.P., a Delaware limited partnership, that was convertible into shares of SDG common stock ceased to be exchangeable for SDG common stock. Therefore, the Reporting Persons no longer hold any securities of SDG that are registered pursuant to Section 12 of the Exchange Act.

Item 5.	Interest in Securities of the Issuer

Item 5 is amended as follows:

As a result of the Merger, the Reporting Persons no longer hold any securities of SDG.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is amended as follows:

Pursuant to the Joint Filing Agreement and Power of Attorney, dated as of December 19, 2002, by and among the Reporting Persons, which is attached as Exhibit 6 and is incorporated by reference into this Final Amendment, this Final Amendment is filed on behalf of the Reporting Persons by their attorney-in-fact.

CUSIP No. 828805101

Item 7.	Material to be Filed as Exhibits

Item 7 is amended to add the following:

     Exhibit 4 – Agreement and Plan of Merger, dated February 18, 1998 (Incorporated by reference to the Issuer’s Form 8-K filed on February 24, 1998, Exhibit 10.1).

     Exhibit 5 – Form of Sixth Amended and Restated Partnership Agreement of Simon Property Group, L.P. (Incorporated by reference to the Issuer’s Registration Statement on Form S-4, file number 333-61399 filed August 13, 1998, Exhibit 10.33).

     Exhibit 6 – Joint Filing Agreement and Power of Attorney, dated December 19, 2002 among the Reporting Persons.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 19, 2002

RUES PROPERTIES, INC.
CHELTENHAM SHOPPING CENTER ASSOCIATES
ESTATE OF EDWARD J. DEBARTOLO
EDWARD J. DEBARTOLO, JR.
LISA M. DEBARTOLO REVOCABLE TRUST
TIFFANIE LYNN DEBARTOLO REVOCABLE TRUST
NICOLE ANNE DEBARTOLO REVOCABLE TRUST
CYNTHIA R. DEBARTOLO
EJDC LLC
GREAT LAKES MALL LLC
NIDC LLC
RUES PROPERTIES LLC
DEBARTOLO LLC

By:	/s/ Lynn E. Davenport Attorney-in-Fact

CUSIP No. 828805101

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).